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                                                                   EXHIBIT 10.42
[GEERLINGS & WADE LETTERHEAD SET HERE]

September 9, 1996

Mr. Jay Essa
445 Marsh Meadow Way
Concord, CA 94521

Dear Jay:

On behalf of the Board of Directors of Geerlings & Wade, Inc., I am pleased to formally offer you the position of President and Chief Executive Officer of Geerlings & Wade, Inc. (the "Company"). As we discussed, should you accept this offer, the Company would expect that you would assume your duties on September 9, 1996. In this role, you will report to, and serve at the pleasure of, the Board and will have responsibility for all operational aspects of the management of the Company and such other responsibilities as shall be assigned to you from time to time by the Board.

In addition to the foregoing, the terms of your employment with the Company shall be the following:

  * You will receive an annual base salary of $200,000, payable in monthly installments of $16,667 (less applicable legal deductions such as taxes) in accordance with the regular payroll practices of the Company.

  * You will be granted 100,000 stock options for the Company's common stock, 20,000 of which will vest as of the 15th of September 1996 (subject to the receipt of routine regulatory approvals relative to your appointment). The remaining stock options will vest in four equal increments of 20,000 on the anniversary of your employment with the Company in 1997, 1998, 1999 and 2000. The exercise price of the options will be the closing price of the Company's common stock on the date you commence your employment with the Company.

  * You will be eligible for participation in the Company's Employees Benefit Plan, a copy of which has been sent to you under separate cover, and any other plans from time to time made available by the Company to its senior executives, in each case, subject to plan terms and generally applicable Company policies.

  * You will also be entitled to reimbursement of relocation expenses for you and your family, subject to a maximum of $10,000.

  * You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time.

  * You will be expected to executive a standard employee non disclosure agreement.








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The Board of Directors and I are delighted at the prospect of your joining
Geerlings & Wade and we look forward to a mutually rewarding relationship.

Please acknowledge your agreement with the provisions set forth in this letter in the space provided below for your signature.

Cordially,

Huib E. Geerlings
Chairman of the Board of Directors
Geerlings & Wade, Inc.

As agreed to September 9, 1996

/s/ JAY L. ESSA
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Jay L. Essa